Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)

Diamond Hill Investment Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$516,686,625.00(1)(2)	0.00013810	$71,354.42(3)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$516,686,625.00
Total Fees Due for Filing			$71,354.42
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$71,354.42

(1)
As of January [14], 2026, the maximum number of shares of common stock, without par value (“Common Stock”), of Diamond Hill Investment Group, Inc. (referred to as the “Company”) to which this transaction applies is estimated to be 2,952,495 which consists of (i) 2,431,231 shares of Common Stock (excluding restricted shares of Common Stock (“Restricted Shares”)), (ii) Restricted Shares covering an aggregate of 274,349 shares of Common Stock, (iii) 162,151 shares of Common Stock remaining available for issuance under the Company’s stock plans prior to the merger and (iv) 84,764 shares of Common Stock remaining available for issuance under the Company’s Employee Stock Purchase Plan (the “ESPP”) prior to the merger.

(2)
Estimated solely for the purposes of calculating the filing fee, as of January [14], 2026, the underlying value of the transaction was calculated based on the sum of (i) the product of 2,431,231 shares of Common Stock and the per share merger consideration of $175.00, (ii) the product of Restricted Shares covering an aggregate of 274,349 shares of Common Stock and the per share merger consideration of $175.00, (iii) the product of 162,151 shares of Common Stock remaining available for issuance under the Company’s stock plans prior to the merger and the per share merger consideration of $175.00, and (iv) the product of 84,764 shares of Common Stock remaining available for issuance under the ESPP prior to the merger and the per share merger consideration of $175.00.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in footnote 2 by .00013810.